Filed Pursuant to Rule 424(b)(3)
File Number 333-131756

PROSPECTUS SUPPLEMENT NO. 6

Prospectus Supplement dated May 11, 2006
to Prospectus declared
effective on February 22, 2006
(Registration No. 333-131756)

as supplemented by that Prospectus Supplement No. 1 dated March 6, 2006,

that Prospectus Supplement No. 2 dated March 15, 2006,

that Prospectus Supplement No. 3 dated April 13, 2006,

that Prospectus Supplement No. 4 dated April 14, 2006, and

that Prospectus Supplement No. 5 dated May 3, 2006

IT&E INTERNATIONAL GROUP, INC.

This Prospectus Supplement No. 6 supplements our Prospectus dated February 22, 2006, the Prospectus Supplement No. 1 dated March 6, 2006, the Prospectus Supplement No. 2 dated March 15, 2006, the Prospectus Supplement No. 3 dated April 13, 2006, the Prospectus Supplement No. 4 dated April 14, 2006 and the Prospectus Supplement No. 5 dated May 3, 2006.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 6 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Current Report on Form 8-K of IT&E International Group, Inc. filed on May 11, 2006 with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ITER.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is May 11, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 8, 2006

IT&E International Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50095	20-4354185
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

505 Lomas Santa Fe Drive, Suite 200, Solana Beach, California		92075
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code              858-366-0970

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

The registrant has previously entered into a Securities Purchase Agreement dated November 9, 2005 (the “Agreement”) with ComVest Investment Partners II, LLC, a Delaware limited liability company (“ComVest”) and the purchasers set forth on the signature page to the Agreement (collectively with ComVest, the “Purchasers”).  ComVest is one of the registrant’s principal stockholders.

Effective May 8, 2006, the disinterested directors of the registrant’s board approved and the registrant subsequently entered into Amendment No. 1 to the Securities Purchase Agreement with the Purchasers (the “Amendment”).  Pursuant to the Amendment, Section 2.4 of the Agreement has been amended and restated in its entirety such that ComVest shall have the option until November 9, 2006 to invest an additional $5,000,000 for the purchase of up to 5,000 shares of Series D Convertible Preferred Stock and warrants for the purchase of up to 32,142,829 shares of common stock at an exercise price of $0.10 per share (the “Option”).  The remainder of the Agreement remains unchanged and continues in full force and effect.

Item 9.01                                             Financial Statements and Exhibits

(d) Exhibits

Number	Description
10.22	Amendment No. 1 to the Securities Purchase Agreement dated May 8, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IT&E International Group, Inc.

	By:	/s/ Alastair McEwan
Alastair McEwan
Chief Executive Officer

Dated: May 11, 2006